Freeport-McMoRan Copper & Gold Inc.

December 19, 2013

Richard C. Adkerson
Freeport-McMoRan Copper & Gold Inc.
333 North Central Avenue
Pheonix, Arizona 85004

Dear Richard:
This letter sets forth our mutual agreement regarding the terms of your ongoing employment with Freeport-McMoRan Copper & Gold Inc. (the “Company”) effective as of the date hereof.

From and after the date hereof, you shall be employed by the Company as an employee “at will,” providing services as an executive officer of the Company (initially as Chief Executive Officer of the Company), with such duties and responsibilities commensurate with your position as may be assigned to you from time to time. While employed by the Company you will devote significant business time to the Company and will not engage in or be employed by any other business, except as would have been permitted under Section 3 of your Employment Agreement (as defined below). While employed by the Company you will be eligible to receive compensation as the Compensation Committee of the Board of Directors of the Company may determine from time to time and will be eligible to participate in the Company’s savings, welfare benefit and fringe benefit plans and equity arrangements (other than any plans or arrangements that provide for severance or termination benefits), in each case, as in effect from time to time. For purposes of the stock options to acquire Company common stock and restricted stock units in respect of Company common stock granted to you prior to the date hereof that are outstanding and unvested as of the date hereof, notwithstanding anything to the contrary contained in an award agreement governing any such outstanding award, the Company hereby acknowledges and agrees that (i) with respect to any stock option awards, (A) such awards shall be fully vested as of the date hereof and (B) you shall have until the expiration date of each such award (without regard to any service requirement) to exercise such award; (ii) with respect to any time-based restricted stock unit award, you shall be fully vested in such award as of the date hereof but such award shall not be distributed to you until such time as it otherwise would have been distributed without regard to the accelerated vesting hereunder; and (iii) with respect to any performance-based vesting awards, you shall be considered to have satisfied the service requirements of each such award but, notwithstanding anything to the contrary, the vesting of any such awards shall continue to be contingent upon the achievement of all performance conditions set forth in the award agreement as if you were an active employee.
With regard to any future equity award, unless specifically waived in such award by you with specific reference to this letter, notwithstanding the term thereof, any separation from service (within the meaning of Treasury Regulation 1.409A-1(h)), other than due to your death or a termination by the Company for “cause” (as defined in the Employment Agreement), shall be treated as a “retirement” no matter who has initiated the separation or the basis therefor.
As an employee “at will”, the Amended and Restated Employment Agreement between the Company and you dated as of December 2, 2008, as amended (the “Employment Agreement”) shall terminate immediately without any obligations to you and be of no further force and effect, except with respect to Article VI (Nondisclosure, Noncompetition and Proprietary Rights; Article II, Section 6 (Indemnification) and Section 14 (409A), which provisions shall survive, be deemed incorporated herein, and remain in effect while you are employed by the Company and thereafter for the periods applicable under the Employment Agreement as if set forth herein in their entirety, with references to “Executive” to refer to you, references to the “Employment Term” to refer to the period of your employment with the Company, references to “Termination Date” to refer to the date of your termination of employment for any reason and any other defined terms to have the meaning necessary to give effect to the common sense meaning of the applicable provision. If you are a director of the Company or any of its affiliates and your employment is terminated for any reason other than death, you will, if requested by the Company, immediately resign as a director of the Company and its affiliates, and if such resignation is not received within 20 business days after you received written notice from the Company requesting the resignations, the Company, to the extent it would not be a violation of Internal Revenue Code Section 409A, may delay payment or delivery of any amounts or benefits otherwise due to you until receipt of your resignations.

In consideration for the foregoing, effective as of the date hereof, you shall be granted a restricted stock unit award in respect of one million shares of Company common stock, pursuant to the terms of the Restricted Stock Unit Agreement under the Amended and Restated 2006 Stock Incentive Plan attached hereto as Exhibit A (the “Award Agreement”). Consistent with Section 10 of the Award Agreement, you shall be solely liable for all applicable withholding and payroll taxes, which you shall remit to the Company for payment to the applicable tax authority on your behalf promptly after the Company notifies you of any such obligation.
This letter constitutes the entire understanding and agreement between you and the Company with respect to your continued employment with the Company and all other matters addressed herein and supersedes and replaces your Employment Agreement (other than the provisions that are expressly incorporated herein). Other than this letter, there are no other agreements, conditions, or representations, oral or written, express or implied, with regard to the matters addressed herein.
This letter shall be binding upon and enforceable by the Company’s successors and assigns, whether by operation of law or otherwise, and shall inure to the benefit of and be enforceable by your legal representatives, executors, heirs and successors. This letter may be amended only in writing, signed by the parties hereto.
Any dispute arising under this letter will be governed by the law of the State of Delaware, without reference to the choice of law rules that would cause the application of the law of any other jurisdiction. If any term or provision of this letter, or the application thereof to any person or circumstances, will to any extent be invalid or unenforceable, the remainder of this letter, or the application of such terms to persons or circumstances other than those as to which it is invalid or unenforceable, will not be affected thereby, and each term of this letter will be valid and enforceable to the fullest extent permitted by law.
This letter may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Please sign below to indicate your acknowledgment and acceptance of the terms of this letter, after which this letter shall become effective as of the date first set forth above.

Freeport-McMoRan Copper & Gold Inc.

                        By: /s/ H. Devon Graham, Jr.
                        Name: H. Devon Graham, Jr.
Title:    Director and Chairman of the Compensation
Committee of the Board of Directors

Agreed to and acknowledged
as of the 19th day of December, 2013:

/s/ Richard C. Adkerson
Richard C. Adkerson

EXHIBIT A
[RSU Award Agreement]

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EXHIBIT A

FREEPORT-McMoRan COPPER & GOLD INC.

RESTRICTED STOCK UNIT AGREEMENT
UNDER THE AMENDED AND RESTATED
2006 STOCK INCENTIVE PLAN

This Restricted Stock Unit Agreement (this “Agreement”), dated as of December 19, 2013 (the “Grant Date”), is by and between Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (the “Company”), and Richard C. Adkerson (the “Executive”).
1.     (a)    The Executive and the Company have entered into a Letter Agreement effective as of December 19, 2013 (the “Letter Agreement”). As set forth in the Letter Agreement, and pursuant to the Freeport-McMoRan Copper & Gold Inc. Amended and Restated 2006 Stock Incentive Plan (the “Plan”), the Executive is hereby granted 1,000,000 restricted stock units (“Restricted Stock Units” or “RSUs”) effective on the Grant Date on the terms and conditions set forth in this Agreement and in the Plan.
(b)    Defined terms not otherwise defined herein shall have the meanings set forth in Section 2 of the Plan.
(c)    Subject to the terms, conditions, and restrictions set forth in the Plan and herein, each RSU granted hereunder represents the right to receive from the Company, on the delivery date as provided in Section 2 below (the “Delivery Date”), one share (a “Share”) of common stock of the Company (“Common Stock”), free of any restrictions, all amounts notionally credited to the Executive’s Dividend Equivalent Account (as defined in Section 4 of this Agreement) with respect to such RSU, and all securities and property comprising all Property Distributions (as defined in Section 4 of this Agreement) deposited in such Dividend Equivalent Account with respect to such RSU.
(d)    On the Delivery Date for any RSUs granted hereunder, the Executive shall receive from the Company the number of Shares to which such RSUs relate, free of any restrictions, a cash payment for all amounts notionally credited to the Executive’s Dividend Equivalent Account with respect to such RSUs, and all securities and property comprising all Property Distributions deposited in such Dividend Equivalent Account with respect to such RSUs.
2.    The RSUs (and the amounts credited to and Property Distributions deposited in the Executive’s Dividend Equivalent Account with respect to such RSUs) shall be fully vested at all times and shall be delivered to the Executive upon his separation from service (within the meaning of Treasury Regulation 1.409A-1(h)) for any reason whatsoever and whether initiated by the Company or the Executive or as a result of his death, provided that, if the Executive is a “specified employee” within the meaning of Treasure Regulation 1.409A-1(i) and the separation from service is other than as a result of the Executive’s death, delivery shall be delayed until six (6) months and one (1) day after his separation from service.
3.    Except as provided in Section 4 of this Agreement, an RSU shall not entitle the Executive to any incidents of ownership (including, without limitation, dividend and voting

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rights) in any Share until the Executive shall be issued the Share to which such RSU relates nor in any securities or property comprising any Property Distribution deposited in a Dividend Equivalent Account related to such RSU until such date.
4.    From and after the Grant Date of an RSU until the issuance of the Share payable in respect of such RSU, the Executive shall be credited, as of the payment date therefor, with (i) the amount of any cash dividends and (ii) the amount equal to the Fair Market Value of any Shares, Subsidiary securities, other securities, or other property distributed or distributable in respect of one share of Common Stock to which the Executive would have been entitled had the Executive been a record holder of one share of Common Stock at all times from the Grant Date to such issuance date (a “Property Distribution”). All such credits shall be made notionally to a dividend equivalent account (a “Dividend Equivalent Account”) established for the Executive with respect to all RSUs granted hereunder with the same Delivery Date. All credits to a Dividend Equivalent Account for the Executive shall be notionally increased by the Account Rate (as hereinafter defined), compounded quarterly, from and after the applicable date of credit until paid in accordance with the provisions of this Agreement. The “Account Rate” shall be the prime commercial lending rate announced from time to time by JPMorgan Chase Bank, N.A. or by another major national bank headquartered in New York, New York designated by the Committee. The Committee may, in its discretion, deposit in the Executive’s Dividend Equivalent Account the securities or property comprising any Property Distribution in lieu of crediting such Dividend Equivalent Account with the Fair Market Value thereof.
5.    Section 14 (with regard to Internal Revenue Code Section 409A) of the Amended and Restated Executive Employment Agreement dated December 2, 2008, as amended (the “Employment Agreement”), between Executive and the Company shall be deemed to be part of this Agreement as if fully set forth herein and without regard to the termination of such Employment Agreement.
6.    The RSUs granted hereunder, any amounts notionally credited in the Executive’s Dividend Equivalent Accounts, and any securities and property comprising Property Distributions deposited in such Dividend Equivalent Accounts are not transferable by the Executive otherwise than by will or by the laws of descent and distribution.
7.    This grant shall not be subject to the terms of the Company’s Compensation Recovery Policy (the “Policy”), as such Policy may be amended from time to time or any other “clawbacks.”
8.    All notices hereunder shall be in writing and, if to the Company, shall be delivered personally to the Secretary of the Company or mailed to 333 North Central Avenue, Phoenix, Arizona 85004, addressed to the attention of the Secretary; and, if to the Executive, shall be delivered personally or mailed to the Executive at the address on file with the Company. Such addresses may be changed at any time by notice from one party to the other.
9.    This Agreement is subject to the provisions of the Plan. The Plan may at any time be amended by the Board, except that any such amendment of the Plan that would materially impair the rights of the Executive hereunder may not be made without the Executive’s consent. The Committee may amend this Agreement at any time in any manner that is not inconsistent

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with the terms of the Plan and that will not result in the application of Section 409A(a)(1) of the Code. Notwithstanding the foregoing, no such amendment may materially impair the rights of the Executive hereunder without the Executive’s consent. Except as set forth above, any applicable determinations, orders, resolutions or other actions of the Committee shall be final, conclusive and binding on the Company and the Executive.
10.    The Executive is required to satisfy any obligation in respect of withholding or other payroll taxes resulting from the vesting of any RSU granted hereunder or the payment of any securities, cash, or property hereunder, in accordance with procedures established by the Committee, as a condition to receiving any securities, cash payments, or property resulting from the vesting of any RSU or otherwise.
11.    Nothing in this Agreement shall confer upon the Executive any right to continue in the employ of the Company or any of its Subsidiaries, or to interfere in any way with the right of the Company or any of its Subsidiaries to terminate the Executive’s employment relationship with the Company or any of its Subsidiaries at any time.
12.    As used in this Agreement, the following term shall have the meaning set forth below.
(a)    “Fair Market Value” shall, with respect to a share of Common Stock, a Subsidiary security, or any other security, have the meaning set forth in the Freeport-McMoRan Copper & Gold Inc. Policies of the Committee applicable to the Plan, and, with respect to any other property, mean the value thereof determined by the board of directors of the Company in connection with declaring the dividend or distribution thereof.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month, and year first above written.

FREEPORT-McMoRan COPPER & GOLD INC.

By:     /s/ H. Devon Graham, Jr.
H. Devon Graham, Jr.
Director and Chairman of the
Compensation Committee of the
Board of Directors

/s/ Richard C. Adkerson
Richard C. Adkerson

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